Exhibit 10.5
AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT
     AMENDMENT, dated March 1, 2011 (“Amendment”), made to the Employment Agreement dated as of November 17, 2008, as first amended by the letter agreement dated as of December 1, 2008 and further amended effective as of December 16, 2009 (together, the “Employment Agreement”), by and between Wyndham Worldwide Corporation, a Delaware corporation (the “Company”), and Eric Danziger (the “Executive”). Except as provided herein all terms and conditions set forth in the Employment Agreement shall remain in full force and effect.
     WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and
     WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth below.
     NOW, THEREFORE, effective as of the date first written above, the Employment Agreement is hereby amended as follows:
     1. The first sentence of Section II of the Employment Agreement is hereby amended in its entirety and replaced with the following:
The period of the Executive’s employment under this Agreement (the “Period of Employment”) shall begin on the Effective Date and shall end on November 17, 2013, subject to earlier termination as provided in this Agreement.
     2. The second sentence of Section VI(d) of the Employment Agreement is hereby amended in its entirety and replaced with the following:
All payments due to the Executive under the first sentence of Section VI(a) shall be made in a lump sum to the Executive within 60 days following the date of termination; provided, however, that (i) the payments and benefits provided under Section VI(a) shall be subject to, and contingent upon, the execution by the Executive (or his beneficiary or estate) of a release of claims against the Company and its affiliates in such reasonable form determined by the Company in its sole discretion and (ii) in the event that the period during which the Executive is entitled to consider the general release (and to revoke the release, if applicable) spans two calendar years, then any payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (A) the end of the revocation period (assuming that the Executive does not revoke), or (B) the first business day of the second calendar year (regardless of whether the Executive used the full time period allowed for consideration), all as required for purposes of Code Section 409A.

     3. From and after the date hereof, all references to the Employment Agreement shall mean the Employment Agreement as amended hereby. Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect, and is hereby ratified and confirmed.
     IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 28th day of February 2011.

EXECUTIVE
/s/ Eric Danziger
Eric Danziger

WYNDHAM WORLDWIDE CORPORATION
By:	/s/ Mary Falvey
	Name:	Mary Falvey
	Title:	Executive Vice President

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